UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 18, 2020

TONGJI HEALTHCARE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-140645	99-0364697
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3651 Lindell Road, D517 Las Vegas, Nevada	89103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 479-3016

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

Item 5.01. Changes in Control of Registrant.

Effective May 29, 2020, Joseph Arcaro, the Chief Executive Officer, President, Secretary, Treasurer and sole director of Tongji Healthcare Group, Inc. (the “Company”), and the beneficial owner, through his ownership of Algonquin Partners Inc. (“Algonquin”), of 65% of the Company’s common stock, entered into a Stock Purchase Agreement by and among West of Hudson Group, Inc. (“WOHG”), the Company, Algonquin, and Mr. Arcaro. The Stock Purchase Agreement, as subsequently amended, is referred to herein as the “SPA.” Pursuant to the terms of the SPA, WOHG agreed to purchase, and Algonquin agreed to sell, 30,000,000 shares of the Company’s common stock in exchange for payment by WOHG to Algonquin of $240,000 (the “Stock Purchase”). The Stock Purchase closed on June 18, 2020.

In connection with the closing of the Stock Purchase, on June 18, 2020, Mr. Arcaro, the then-sole member of the Board of Directors (the “Board”) of the Company, pursuant to the power granted to the Board in the Company’s bylaws, increased the size of the Company’s Board to four members. Simultaneously, Mr. Arcaro, as the sole Board member, appointed Amir Ben-Yohanan, Christian J. Young and Simon Yu as directors to fill the newly created Board vacancies. At the same time, Mr. Arcaro, as the sole Board member, appointed the following persons to the indicated Company officer positions:

Amir Ben-Yohanan – Chief Executive Officer

Christian J. Young – President and Secretary

Simon Yu – Chief Operating Officer

Also on June 18, 2020, following the above officer and director appointments, Mr. Arcaro resigned from any and all officer and director positions with the Company, effective immediately. Mr. Arcaro’s resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 5.01 above is incorporated herein by reference.

Amir Ben-Yohanan, age 48, worked over 15 years for large multinational corporations, such as AT&T and the Associated Press, as a Senior Director of Finance where he oversaw internal audit, compliance and financial reporting departments. In 2012, he left a successful career in the corporate world to become an entrepreneur. Mr. Ben-Yohanan founded West of Hudson Properties, a real estate investment and property management firm headquartered in Hackensack, NJ. West of Hudson Properties currently owns and manages over $300 million in real estate assets across 95+ multi-family residential properties. More recently, he has expanded the operation and successfully completes several multi-family ground up construction projects each year in New Jersey and Pennsylvania.

Mr. Ben-Yohanan earned his Masters Degree in Finance from the University of Sydney Australia in 1999 and holds an undergraduate degree in Accounting.

Christian J. Young, age 38, has served as President of WOHG since March 2020. Prior to joining WOHG, he held positions as a lawyer and chef, and was also a serial entrepreneur, involved in the founding of over a dozen enterprises. Mr. Young is also a YouTube personality and travel blogger. From 2018 to 2019, Mr. Young served as chief strategy officer for Cannabis Strategic Ventures. Since 2015, Mr. Young has been a YouTube branded content developer, Strategic Advisor to Venture Fund Amplify.LA, and as an advisor at the USC Venture Incubator. From 2015 to 2017, Mr. Young also acted as entrepreneur in residence for Lamp Post Group.

Simon Yu, age 38, is the Chief Executive Officer for Cannabis Strategic Ventures and has served in this position since 2017. In 2014, Mr. Yu also founded a regional California staffing firm that uses technology and education to change the way staffing agencies serve their clients. Mr. Yu has almost 20 years of management experience in healthcare, with 11 of those years in sales and operations for the healthcare staffing industry. Throughout his career, Mr. Yu has launched startups in e-commerce, import/export, medical devices, and staffing. Mr. Yu was also a Startup Advisor at the University of Southern California’s Business Incubator and was an Adjunct Professor of Entrepreneurship at California State University, Los Angeles.

Mr. Yu graduated from the University of Southern California with a Masters in Business Administration and a Graduate Certificate in Technology Commercialization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 24, 2020	TONGJI HEALTHCARE GROUP, INC

	By:	/s/ Amir Ben-Yohanan
Amir Ben-Yohanan
Chief Executive Officer